Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of Statoil ASA and Statoil Petroleum AS for the registration of ordinary shares, debt securities and guarantees of debt securities and to the incorporation by reference therein of our reports dated 17 March 2010, with respect to the consolidated financial statements of Statoil ASA, and the effectiveness of internal control over financial reporting of Statoil ASA, included in the Annual Report (Form 20-F) for the year ended 31 December 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Norway 26 May 2010